      As filed with the Securities and Exchange Commission on June 24, 1997
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                                  AMRESCO, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                         59-1781257
   (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                          Identification No.)

     700 NORTH PEARL STREET                        L. KEITH BLACKWELL
      SUITE 2400, LB 342                         SENIOR VICE PRESIDENT,
      DALLAS, TEXAS 75201                     GENERAL COUNSEL AND SECRETARY
       (214) 953-7700                             700 NORTH PEARL STREET
 (Address, including zip code,                     SUITE 2400, LB 342
and telephone number, including                    DALLAS, TEXAS 75201
  area code, of registrant's                         (214) 953-7700
 principal executive offices)               (Name, address, including zip code,
                                            and telephone number, including area
                                                code, of agent for service)

                      ------------------------------------

                                    COPY TO:

                                ALLEN B. LEVITHAN
                              LOWENSTEIN SANDLER PC
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068
                                 (973) 597-2500

                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
    TITLE OF EACH CLASS             AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION
OF SECURITIES TO BE REGISTERED     REGISTERED (1)          SHARE (2)               PRICE (2)              FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.05 per share ...............   1,180,221 shares          $31.16                $36,775,686            $10,849
==================================================================================================================

(1) The shares of Common Stock being registered hereby are issuable upon conversion of the Registrant's Convertible Promissory Notes to be issued in July 1998 (the "Notes"). Pursuant to Rule 416, the Registration Statement also covers such indeterminate additional shares of Common Stock as may be issuable on the conversion of the Note as a result of any future adjustments in the conversion price in accordance with the terms of the Notes.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

                      ------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, Dated June 24, 1998

PROSPECTUS

                                  AMRESCO, INC.

                        1,180,221 SHARES OF COMMON STOCK

         The shares of Common Stock, $0.05 par value per share (the "Common Stock"), of AMRESCO, INC. (the "Company") covered by this Prospectus are shares which may be offered and sold (the "Offering"), from time to time, by certain stockholders of the Company (including trusts, limited partnerships or other limited liability entities to which one or more current stockholders of the Company may transfer all or some of their shares of Common Stock) (collectively, the "Selling Stockholders"). See "Selling Stockholders." All of the shares covered hereby will be sold only by the Selling Stockholders. This Prospectus does not purport to cover the initial issuance by the Company of the shares of Common Stock, but only the reoffer and resale of such shares by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

         The Selling Stockholders may from time to time sell the shares of Common Stock covered by this Prospectus to or through one or more underwriters, and may also sell shares of Common Stock directly to other purchasers or through agents, on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market price or at negotiated prices. See "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AMMB."

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                              ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


               The date of this Prospectus is              , 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

Available Information......................................................2
Incorporation of Certain Documents by Reference............................3
The Company................................................................4
Risk Factors...............................................................7
Forward-looking Statements................................................13
Recent Developments.......................................................13
Use of Proceeds...........................................................15
Selling Shareholders......................................................16
Description of Capital Stock..............................................17
Plan of Distribution......................................................21
Legal Matters.............................................................21
Experts  .................................................................21
Certain Definitions.......................................................22

                                 ---------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained at the website maintained by the Commission (http://www.sec.gov). Information on the operation of the Commission's Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Company's Common Stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006. The Company's 10% Senior Subordinated Notes due 2003, 8.75% Senior Notes due 1999 and 10% Senior Subordinated Notes due 2004 are listed for trading on the New York Stock Exchange. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration

Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1997 (filed March 27, 1998; File No. 001-11599), (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (filed May 5, 1998; File No. 001-11599), (iii) Registration Statement on Form 8-A, as amended by Form 8-A/A No. 1, dated November 7, 1996 (filed November 7, 1996; File No. 001-11599), and
(iv) Registration Statement on Form 8-A dated May 28, 1997 (filed May 30, 1997; File No. 000-08630).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 700 North Pearl Street, Suite 2400, LB 342, Dallas, Texas 75201, Attention: L. Keith Blackwell, Senior Vice President, General Counsel and Secretary. Telephone requests may be directed to
L. Keith Blackwell, Senior Vice President, General Counsel and Secretary of the Company, at (214) 953-7700.

                                   THE COMPANY

GENERAL

         The Company is a leading diversified financial services company specializing in real estate lending, commercial finance and the acquisition, resolution and servicing of nonperforming and underperforming commercial loans. The Company began operations in 1987 providing asset management and resolution services to governmental agencies, financial institutions and others relating to nonperforming and underperforming loans. In early 1994, the Company made the decision to diversify its business lines and build "franchise" business units that could use the Company's core real estate management and lending expertise to pursue growth in markets that were being underserved by traditional lenders. Since that time, the Company has entered the commercial mortgage banking, residential mortgage banking, commercial finance and loan servicing businesses and oriented its asset management activities towards direct investments in asset portfolios and the special servicing of large portfolios of asset-backed securities.

         As a result of the Company's diversification efforts, the Company currently operates in the following four different business lines: asset management, commercial mortgage banking, residential mortgage banking and commercial finance. The Company's revenues principally consist of interest and other investment income (including interest on loans held for sale and from retained interests in securitizations), fees from asset management activities and from the origination, underwriting and servicing of loans and revenues derived from the gain on sale of loans and investments. The Company funds these operations with its credit lines (including warehouse lines of credit) and with the proceeds received from securitizations.

         The Company is a Delaware corporation. The Company's principal executive offices are located at and its mailing address is 700 North Pearl Street, Suite 2400, Dallas, Texas 75201, and its telephone number at that address is (214) 953-7700.

ASSET MANAGEMENT

         The Company acquires, manages and resolves portfolios of real estate loans and other assets acquired at a discount and provides special servicing for nonperforming and underperforming loans in commercial mortgage-backed bond trusts and similar securitized commercial asset-backed loan portfolios.

         The Company is the product of the December 1993 merger of two asset management and resolution companies, BEI Holdings, Inc. and the former asset management and resolution unit of NationsBank of Texas, N.A. The 1993 merger created one of the leading asset management and resolution service companies in the United States. The Company and its predecessors have managed over $35.0 billion (Face Value) of asset portfolios since 1987. A majority of these assets have been located in the United States, with the remainder located primarily in Canada and Western Europe. The Company has recently begun to open additional offices outside the United States and seek opportunities for asset management and investments in other international markets. See "Recent Developments - AMRESCO Mexico."

         As a special servicer, the Company receives an annual fee (typically, approximately 50 basis points of the Face Value of the delinquent or nonperforming loan being serviced), plus a 50 to 200 basis points fee based on the total cash flow from resolution of each loan as it is received. The Company has received a "strong" rating from Standard & Poor's Ratings Service, a division of McGraw-Hill Companies ("Standard & Poor's"), the highest rating given by that rating agency for special servicers such as the Company as of the date of this Prospectus. The Company is also rated "superior" by Fitch Investors Services, L.P. ("Fitch") as a special servicer.

COMMERCIAL MORTGAGE BANKING

         General. The Company performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling, securitizing and servicing commercial real estate loans, through its subsidiaries Holliday Fenoglio Fowler, AMRESCO Capital and AMRESCO Services.

         Real Estate Capital Markets. Holliday Fenoglio Fowler, a commercial mortgage banker, primarily serves commercial real estate developers and owners by arranging commercial real estate loans and acting as a broker on commercial real estate sales through its own commission-based mortgage bankers. The loans arranged by Holliday Fenoglio Fowler generally are funded by institutional lenders, principally insurance companies, and by AMRESCO Capital and other Conduit Purchasers.

         Commercial Real Estate Lending. AMRESCO Capital originates, underwrites, warehouses and securitizes commercial real estate loans. AMRESCO Capital serves its market directly through branch offices, as well as through a network of independent mortgage brokers and commercial mortgage bankers, including Holliday Fenoglio Fowler. AMRESCO Capital is approved by Fannie Mae to participate in its DUS program, which AMRESCO Capital believes makes it a more competitive loan originator and underwriter of multifamily mortgages. AMRESCO Capital is also an approved lender in the Freddie Mac Program Plus(R) multifamily seller/servicer program in the states of Florida, New York, North Carolina and South Carolina.

          Commercial Loan Servicing. AMRESCO Services is a servicer for securitized pools of commercial mortgages and whole loans. The dominant users of commercial loan servicers are commercial mortgage-backed bond trusts and other owners of commercial real estate loans, including lenders accumulating loans for securitization or sale that contract for servicing on an interim basis. Historically, the revenue stream from servicing contracts on commercial mortgages has been relatively predictable due in part to prepayment penalties in commercial mortgages that tend to discourage early loan payoffs. AMRESCO Services is currently rated "above average" as a master servicer and "strong" as a primary servicer by Standard & Poor's, which are the highest ratings given by that rating agency to master servicers and primary servicers as of the date of this Prospectus. AMRESCO Services is also rated "acceptable" by Fitch as a master and primary servicer.

RESIDENTIAL MORTGAGE BANKING

         Through AMRESCO Residential, the Company originates, acquires, warehouses, services and securitizes conventional, nonconforming residential mortgage loans.

         The Company targets borrowers having credit profiles that preclude their loans from being sold in the secondary markets to government agencies. Such credit profiles may include consumer or mortgage loan delinquencies, high debt-to-income ratios, previous bankruptcy or inability to provide income documentation. Borrowers in the Company's targeted market typically have significant equity in their homes and may be charged higher interest rates for loans than more creditworthy borrowers. The Company believes that the higher interest rates and the more favorable loan-to-value characteristics of this market mitigate the greater credit risk associated with such borrowers and make this an attractive market for the Company.

         The Company obtains residential mortgage loans through portfolio acquisitions, correspondent lending, wholesale broker operations and various retail channels, including telemarketing, direct mail and retain branches. The Company has adopted a diversification strategy to reduce its reliance on portfolio acquisitions through the development of multiple product channels.

         The Company has performed delinquency management and related servicing functions for certain asset portfolios it acquired in October 1996 and for loans originated by the Company after October 1, 1997 or acquired by it on a servicing released basis. In addition, the Company is in the process of developing the appropriate infrastructure and systems to support a broader array of customer intensive servicing functions, including general customer relations, which the Company believes will provide the opportunity to manage and improve the performance of its residential mortgage loan portfolios by mitigating credit losses and prepayment risk through direct involvement with borrowers. The Company will continue to utilize recognized third party providers for standardized, systems intensive servicing functions, such as payment processing and tax, insurance and investor reporting.

COMMERCIAL FINANCE

         In 1996, the Company organized the Commercial Finance Group to provide financing to commercial borrowers in various targeted lending markets. The Commercial Finance Group focuses on (i) loans to franchisees of nationally recognized restaurant, hospitality and service organizations, (ii) special situation mid-to-high yield lending, with an emphasis on the real estate and communications industries, and (iii) single family residential construction lending. Loans originated by the franchise lending operation are sold to third parties, principally through securitization, while the real estate, communications and single family residential construction loans are generally retained for the Company's own portfolio. Other ancillary products, services and investments provided by the Commercial Finance Group include equipment leasing, small business lending and loan servicing.

         On June 1, 1998, the Company entered into the IFC/Telecapital Asset Purchase Agreement for the acquisition of substantially all of the assets of IFC and Telecapital. IFC is a lender to small businesses under a United States Small Business Administration program. Telecapital is a lender to independent pay phone operators. For a discussion of the IFC/Telecapital Acquisition, see "Recent Developments - IFC/Telecapital Acquisition."

                                  RISK FACTORS

         Investors should carefully consider the following matters in connection with an investment in the Common Stock, in addition to the other information contained or incorporated by reference in this Prospectus.

RISKS ASSOCIATED WITH RAPID GROWTH AND ENTRY IN NEW BUSINESS

         In early 1994, the Company made the strategic decision to diversify its business lines. The Company has entered the commercial mortgage banking, residential mortgage banking and commercial finance businesses through a combination of acquisitions and the internal start-up of new business lines. These businesses recently have contributed a substantial portion of the Company's operating profit and the Company expects they will continue to contribute a substantial portion of its revenue and operating income for the foreseeable future. The Company has also increased its investments in asset portfolios. The rapid entry of the Company into these business lines has resulted in increased demands on the Company's personnel and systems. As part of its business strategy, the Company intends to acquire additional businesses which complement the Company's core capabilities in financial services. The Company must successfully continue its assimilation of multiple acquired businesses with differing markets, customer bases, financial products, systems and managements. An inability to assimilate acquired businesses could have an adverse effect on the Company's financial condition and results of operations. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its new business lines. There can be no assurance that the Company will successfully meet all of these challenges.

NEED FOR ADDITIONAL FINANCING

         General. The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. The Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial and competitive factors beyond the Company's control. In addition, covenants under the Company's current and future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue Preferred Stock. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

         Dependence on Warehouse Financing. The Company's residential mortgage banking, commercial mortgage banking and commercial finance securitization businesses depend upon warehouse facilities with financial institutions or institutional lenders to finance the Company's origination and purchase of loans on a short-term basis pending sale or securitization. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

RISKS OF SECURITIZATION

         Significance of Securitization. The Company currently believes that it will become increasingly dependent upon its ability to securitize mortgage loans and other loans by pooling and subsequently selling them in the secondary market in order to generate revenues, earnings and cash flows. Accordingly, adverse changes in the secondary market for such loans could impair the Company's ability to originate, purchase and sell mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. The Company endeavors to effect a securitization of its residential mortgage loans on at least a quarterly basis and its commercial mortgage and commercial finance loans on at least a semi-annual basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond the reporting period in which such sale is anticipated to occur would delay any expected gain on sale and adversely affect the Company's reported earnings for reporting period.

         Investment in Subordinated Certificates. The Company invests in Subordinated Certificates created in securitizations completed by the Company or purchased from third parties. At March 31, 1998, the Company's aggregate investment in Subordinated Certificates was approximately $306.9 million based on the estimated fair value of Subordinated Certificates at that time. The Subordinated Certificates entitle the holder to the excess of the interest and principal paid by borrowers on the loans pooled in the securitization over the interest and principal passed through to other investors in the securities created in the securitization transaction, less the normal servicing and other fees and credit losses realized. The estimated fair value of the Subordinated Certificates is computed using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. These assumptions may not reflect actual future results. Accordingly, no assurance can be given that these securities could in fact be sold or recovered at their stated values on the balance sheet, if at all.

         Contingent Risks. Although the Company sells substantially all the mortgage loans and other loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of the Subordinated Certificates. Such amounts serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans held by such trust. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

         Retained Risks of Securitized Loans. The Company makes various representations with respect to the loans that it pools and securitizes. The Company's representations rely in part on similar representations made by the originators of such loans when they were purchased by the Company. In the event of a breach of its representations, the Company may be required to repurchase or replace the related loan using its own funds. While the Company may have a claim against the originator in the event of a breach of any of these representations made by the originators, the Company's ability to recover on any such claim will be dependent on the financial condition of the originator. There can be no assurance that the Company will not experience a material loss in respect of any of these contingencies.

         Importance of Credit Enhancement. To market residential mortgage-backed, commercial mortgage-backed and commercial loan-backed securities, the Company has in the past used various means of credit enhancement to obtain a "AAA/Aaa" rating for such securities. In its residential mortgage-backed and commercial loan-backed securitizations, the Company has relied to a significant extent on monoline insurance companies to provide such credit enhancement. Any unwillingness of monoline insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's financial position and results of operations.

RISKS RELATED TO SUB-PRIME LOANS

         The sub-prime loan market is comprised of credit-impaired borrowers who generally have significant equity in their homes and whose borrowing needs are not currently met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against higher delinquencies, foreclosures or losses than anticipated and, as a result, the Company's financial condition or results of operation could be adversely affected.

SERVICING RISKS; BORROWER DELINQUENCIES AND CLAIMS

         When borrowers are delinquent in making monthly payments on commercial mortgage loans serviced by the Company, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month. In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

         As a participant in the Fannie Mae DUS program, the Company must accept a first loss risk on loans originated by the Company. In addition, the Company must also make certain representations and warranties concerning loans originated by the Company and sold to Conduit Purchasers or Fannie Mae. These representations cover such matters as title to the property, lien priority, environmental reviews and certain other matters.

ASSET PERFORMANCE ASSUMPTIONS

         The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans owned directly or backing securities purchased and sold by the Company. The carrying value of the Company's asset portfolios, Subordinated Certificates and certain other assets have been determined in part using estimates of future cash flows based on assumptions concerning future default and prepayment rates that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of cash flows were reasonable at the time such estimates were made. However, the actual rates of default and/or prepayment on such assets may exceed those estimated and consequently may adversely affect the carrying values of such assets, anticipated future cash flows, results of operations and reported earnings. The Company periodically reviews its loss and prepayment assumptions in relation to current performance of the loans and market conditions and, if necessary, provides for the impairment of the respective asset. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that such assets could be sold at their stated value on the balance sheet, if at all.

INTEREST RATES

         The value of the Company's interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates. For example, a decline in interest rates could result in increased prepayment of outstanding loans, which could affect the carrying value of the Subordinated Certificates held by the Company. In addition, since certain of the Company's borrowings, including borrowings under the Revolving Loan Agreement, are at variable rates of interest, the Company may be impacted by increases in interest rates. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

         A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's residential Subordinated Certificates by increasing the level of loan prepayments. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interest in the related trusts are priced on the basis of intermediate rates.

RISKS OF HEDGING TRANSACTIONS

         The Company has in the past and may in the future enter into interest rate or foreign currency financial instruments used for hedging purposes. While intended to reduce the effects of volatility in interest rate or foreign currency price movements, such transactions could cause the Company to recognize losses depending on the terms of the instrument and the interest rate or foreign currency price movements.

FOREIGN OPERATIONS; CURRENCY RISKS

         The Company's asset management and resolution business has entered into, and intends to continue to enter into, contracts to purchase and to manage and resolve asset portfolios located in Canada, Mexico and Western Europe and may in the future expand into other foreign countries. Foreign operations are subject to various special risks, including currency translation risks and currency exchange rate fluctuations (which the Company intends to mitigate with currency hedging arrangements as available and economical) and exchange controls. Changes in foreign exchange rates may have an adverse effect on the Company's financial condition and results of operations. In addition, earnings of foreign operations are subject to foreign income taxes that reduce cash flow available to meet debt service requirements and other obligations of the Company, which may be payable even if the Company has no earnings on a consolidated basis.

CYCLICALITY OF AND COMPETITION IN THE ASSET MANAGEMENT BUSINESS

         The asset management business is affected by long-term cycles in the general economy. In addition, the volume of domestic asset portfolios available for purchase by investors or management by third party servicers such as the Company has generally declined since 1993 as large pools of distressed assets acquired by governmental agencies in the 1980's and early 1990's have been resolved or sold. The Company cannot predict what will be a normal annual volume of asset portfolios to be sold or outsourced for management and resolution. Moreover, future asset portfolio purchases will depend on the availability of asset portfolios offered for sale, the availability of capital and the Company's ability to submit successful bids to purchase asset portfolios. The acquisition of asset portfolios has become highly competitive in the United States. This may require the Company to acquire asset portfolios at higher prices thereby lowering profit margins on the resolutions of such asset portfolios. Under certain circumstances, the Company may choose not to bid for asset portfolios which it believes cannot be acquired at attractive prices. As a result of all the above factors, asset portfolio purchases may vary significantly from quarter to quarter.

GENERAL ECONOMIC CONDITIONS

         Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect certain segments of the Company's business. Although such economic conditions may increase the number of nonperforming loans available for sale to or for management by the Company, such conditions could adversely affect the resolution of asset portfolios held by the Company for its own account or managed for others, lead to a decline in prices or demand for collateral underlying asset portfolios or, in the case of asset portfolios held for the Company's own account, increase the cost of capital invested by the Company and the length of time that capital is invested in a particular asset portfolio, thereby negatively impacting the rate of return realized from such asset portfolio. Economic downturns and rising interest rates also may reduce the number of loan originations by the Company's residential mortgage banking, commercial mortgage banking and commercial finance businesses and negatively impact its securitization activity.

         In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on mortgage loans and other loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for residential mortgages, resulting in declining values of homes securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in homes for sale during recessionary economic periods may depress the prices at which foreclosed homes may be sold or delay the timing of such sales. There can be no assurance that the housing markets will be adequate for the sale of foreclosed homes and any material deterioration of such markets could reduce recoveries from the sale of collateral.

GOVERNMENT REGULATION

         The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company. There are also, among other risks, uncertainties concerning the business practice of paying back points to residential mortgage brokers.

COMPETITION

         General. The Company's competition varies by business line and geographic market. Generally, competition within each of the business lines in which the Company competes is fragmented, with national, local and regional competitors, none of which dominates a particular business line. Certain of the Company's competitors within each of its business lines are larger and have greater financial resources than the Company.

         Asset Management. The Asset Management business is a nationwide (and increasingly international) business with numerous financially strong and experienced competitors. The Company believes that its ability to acquire asset portfolios for its own account will be important to its future growth. Recently, the Company has encountered increased competition in the market for asset portfolios which could cause the Company to experience decreasing profit margins in this business line in order to remain a competitive bidder for asset portfolios. In addition, declining profit margins presented by current bidding opportunities has caused the Company to redeploy its capital in more profitable product lines. Asset portfolio acquisitions also require significant capital. The Company's competitors in the Asset Management business include Lennar Corp., Archon (an affiliate of Goldman, Sachs & Co.), J.E. Roberts Companies, GMAC and First City Financial Corp.

         Commercial Mortgage Banking. The Company's commercial mortgage banking business consists of real estate capital markets, commercial real estate lending and commercial loan servicing business lines. In each of these business lines, the Company competes on a nationwide basis. The real estate capital markets and commercial real estate lending businesses are fragmented, composed primarily of small local or regional firms. The Company believes that the commercial mortgage banking industry is moving toward greater consolidation and that well capitalized, full service, nationwide mortgage banking firms will emerge from this consolidation. The Company's objective is to improve its position as a major nationwide full service mortgage banker to the commercial real estate industry. The Company's competitors in the commercial mortgage banking business include Nomura Asset Capital Corporation, GMAC (commercial real estate finance), L.J. Melody & Co. and Washington Mortgage Corporation.

         The commercial loan servicing business is highly competitive. Distinct markets have developed for the servicing of performing loan pools, under-performing loan pools and non-performing loan pools. The Company has focused its commercial loan servicing business on the market for performing loan pools, the servicing market that management believes has the greatest potential for growth. The Company's competitors in the commercial loan servicing business include GMAC Commercial Mortgage Corporation, Midland Loan Services, L.P., G.E. Capital Asset Management and First Union Bank.

         Residential Mortgage Banking. The Company recently has encountered increased competition in the market for conventional, nonconforming residential mortgage loans as more originators and Conduit Purchasers enter this market. This could impact origination and acquisition volume and profit margins. Certain of the Company's larger, national competitors have access to greater financial resources and lower costs of capital. The Company's competitors in the residential mortgage banking business include the Associates, United Companies Financial, The Money Store (an affiliate of First Union Bank) and Conti Mortgage Corp.

         Commercial Finance. The markets in which the Commercial Finance Group operates are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Commercial Finance Group's competitors include captive and independent diversified finance companies, specialty finance companies (including specialty franchise finance companies), commercial banks, thrift institutions, asset-based lenders, real estate investment trusts and leasing companies. Many of the competitors of the Commercial Finance Group are large companies that have substantial capital, technological and marketing resources, and some of these companies may have lower costs of capital than is available to the Commercial Finance Group.

ANTI-TAKEOVER CONSIDERATIONS

         The Company's Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include a staggered Board of Directors, authorized "blank check" preferred stock, super majority voting requirements on certain matters and prohibitions against certain business combinations. The Indentures governing the Senior Subordinated Notes and Senior Notes require the Company to repurchase all outstanding Senior Subordinated Notes and Senior Notes in the event of certain change of control transactions. In addition, on May 28, 1997, the Company adopted a Stockholders Rights Plan pursuant to which rights were distributed to stockholders of record as of June 9, 1997. The Stockholders Rights Plan provides, among other things, that if a person (or group of affiliated or associated persons) acquires (or ten
(10) days after the commencement of a tender offer to acquire) "beneficial ownership" of 15% or more of the outstanding shares of Common Stock, the rights previously distributed to stockholders, other than those owned by such acquiring person or group, will become exercisable. Under the Stockholders Rights Plan, the acquisition of 15% or more of the outstanding Common Stock or the completion of the tender offer will entitle the holder to purchase shares of Common Stock having a market value equal to twice the purchase price of the right. These anti-takeover provisions could have the effect of discouraging or making more difficult a merger, tender offer, other business combination or proxy contest, even if such event would be favorable to the interests of the stockholders. See "Description of Capital Stock - Delaware Law and Certain Corporate Provisions."

YEAR 2000 COMPLIANCE

         The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process date fields containing a two-digit year is commonly referred to as the "Year 2000 Compliance" issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

         The Company has reviewed its computer systems in order to evaluate necessary modifications for Year 2000 Compliance. The Company does not anticipate any material difficulties in achieving Year 2000 Compliance with respect to the Company's computer systems. Furthermore, the Company does not anticipate that it will incur material expenditures in connection with any modifications necessary to achieve Year 2000 Compliance. In addition, the Company has communicated with others with whom it does significant business to determine their Year 2000 Compliance status and the extent to which the Company could be affected by any third party Year 2000 Compliance issues. However, there can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

         The anticipated costs and timeliness of completion of Year 2000 modifications are based on management's best estimates, which were derived using numerous assumptions relating to future events, including, without limitation, the continued availability of certain resources and third party modification plans. However, there can be no assurance that the estimates and assumptions will prove to be accurate.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus may contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company (or its subsidiaries).

         Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company (or its subsidiaries), or its management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate", "project" and "anticipate" and similar expressions identify forward-looking statements.

                               RECENT DEVELOPMENTS

OFFERING OF COMMON STOCK

         On February 23, 1998, the Company completed a public offering of 4,500,000 shares of Common Stock. Subsequently, an additional 675,000 shares of Common Stock were sold as a result of the exercise of an over-allotment option granted to the underwriters in respect of the Common Stock offering. The Common Stock was registered pursuant to the Company's $500 million shelf registration statement, which was declared effective by the Commission on August 20, 1997. The Common Stock offering was made concurrently with the offering of $290 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2005 described below. The net proceeds from the offering were used to reduce the Company's borrowings under the Revolving Loan Agreement, the Builders Warehouse Facility and certain other credit lines.

OFFERINGS OF 9 7/8% SENIOR SUBORDINATED NOTES DUE 2005

         On February 23, 1998, the Company completed a public offering of $290 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2005. The 9 7/8% Senior Subordinated Notes due 2005 were registered pursuant to the Company's $500 million shelf registration statement, which was declared effective by the Commission on August 20, 1997. The offering of the 9 7/8% Senior Subordinated Notes due 2005 was made concurrently with the offering of Common Stock described above. The net proceeds from the offering were used to reduce the Company's outstanding borrowings under the Revolving Loan Agreement, the Builders Warehouse Facility and certain other credit lines.

         On March 5, 1998, the Company completed a public offering of $40 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2005. The 9 7/8% Senior Subordinated Notes due 2005 were registered pursuant to the Company's $500 million shelf registration statement, which was declared effective by the Commission on August 20, 1997. The net proceeds from the offering were used for general corporate purposes.

The 9 7/8% Senior Subordinated Notes due 2005 mature on March 15, 2005, and are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002, initially at 104.938% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after March 15, 2004. Interest on the 9 7/8% Senior Subordinated Notes due 2005 is payable semi-annually on March 15 and September 15 of each year, at the rate of 9 7/8% per annum. The 9 7/8% Senior Subordinated Notes due 2005 are not secured.

AMRESCO MEXICO

         On March 18, 1998, the Company announced the formation of AMRESCO Mexico, a joint venture with Banco Bilbao Vizcaya for asset acquisitions and loan management throughout Mexico. In June 1998, AMRESCO Mexico became a servicer of a 3.02 billion-peso portfolio of nonperforming and subperforming Mexican loans originated by the former Banco del Oriente, S.A. AMRESCO Mexico paid 80 million pesos (approximately $9 million) for this asset management engagement, pursuant to which AMRESCO Mexico will receive a management fee and a participation in a portion of the overall portfolio recoveries.

PNS REALTY TRANSACTION

         Effective April 30, 1998, the Company acquired the commercial mortgage banking business of PNS Realty Partners, L.P., PNS Realty Partners/Kentucky L.L.C., PNS Realty Partners/Indiana L.P. and PNS Realty Partners Multifamily for $8,334,758 in cash and Common Stock, plus up to an additional $5,650,000 in cash and Common Stock over a three-year period in the event certain performance goals are met or exceeded during the fiscal years 1998, 1999 and 2000.

OFFERING OF AMRESCO CAPITAL TRUST

         On May 7, 1998, the initial public offering of 10,350,000 common shares of beneficial interest, par value $.01 per share, of AMRESCO Capital Trust (the "REIT") was completed. The REIT is a newly organized Texas real estate investment trust formed to take advantage of certain mid- to high-yield lending and investment opportunities in real estate related assets, including various types of commercial mortgage loans, mortgage-backed securities and commercial real properties. The REIT's operations are managed by AMREIT Managers, L.P. (the "Manager"), an affiliate of the Company. The Manager has entered into a management agreement with the REIT, pursuant to which the Manager (i) is generally responsible for administering the day-to-day operations of the REIT and (ii) will receive a fee for providing such services. Additionally, the Company and its affiliates own approximately 15% of the outstanding equity interests in the REIT.

IFC/TELECAPITAL ACQUISITION

         Pursuant to the IFC/Telecapital Asset Purchase Agreement, the Company and two of its wholly-owned subsidiaries agreed to purchase substantially all of the assets of IFC and Telecapital. IFC is primarily in the business of originating and servicing loans under certain loan programs of the United States Small Business Administration, and selling interests in such loans through securitization and otherwise. Telecapital is primarily in the business of originating, acquiring and servicing loans to the independent pay phone industry and providing other incidental financing and servicing. At the closing of the IFC/Telecapital Acquisition, which is expected to occur on July 15, 1998, the Company is to deliver (a) to IFC (i) $34,610,000 in cash and (ii) the IFC Note in the principal amount of $28,320,000, which IFC Note will be convertible in accordance with its terms into the number of shares of Common Stock which results from dividing the principal amount plus accrued interest thereon by the average closing sales prices (adjusted for any stock splits, stock dividends, reclassifications, reorganization or similar event during the applicable time period) for the Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the effective date of the Registration Statement, and (b) to Telecapital (i) $10,047,000 in cash and (ii) the Telecapital Note in the principal amount of $8,223,000, which Telecapital Note will be convertible in accordance with its terms into the number of shares of Common Stock which results from dividing the principal amount plus accrued interest thereon by the average closing sales prices (adjusted for any stock splits, stock dividends, reclassifications, reorganization or similar event during the applicable time period) for the Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the effective date of the Registration Statement.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         This Prospectus covers offers from time to time by each Selling Stockholder (after such person becomes a holder of Common Stock) of the Common Stock owned by such person. The Selling Stockholders will hold shares of Common Stock issued upon the conversion of the Notes. The Notes will be issued in a private placement upon the closing of the IFC/Telecapital Acquisition. See "Recent Developments - IFC/Telecapital Acquisition." The Notes are convertible at the option of the Company or the applicable Selling Stockholder at any time on or after the effective date of the Registration Statement. Each Note is are convertible at the option of the Company or the applicable Selling Stockholder into the number of shares of Common Stock which results from dividing the principal amount plus accrued interest thereon by the average closing sales prices, subject to adjustment under certain circumstances, for the Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the effective date of the Registration Statement. If the Registration Statement is not declared effective by the fifteenth day after the closing of the IFC/Telecapital Acquisition, each Note is convertible, at the option of the applicable Selling Stockholder, into the number of shares of Common Stock which results from dividing the principal amount plus interest accrued thereon by the average closing sales prices, subject to adjustment under certain circumstances, for the Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the date of conversion. Based on an assumed average closing sales price of $30.9628 (the average closing sales price for the five trading days between June 17, 1998 and June 23, 1998, inclusive) and assuming no interest has accrued on the Notes, the Notes would be convertible into an aggregate of 1,180,221 shares of Common Stock. The registration of the shares of Common Stock offered for resale hereby is pursuant to the Registration Agreement, dated effective as of June 11, 1998, by and among the Company, IFC and Telecapital (the "Registration Agreement"). Pursuant to the Registration Agreement, the Company and the Selling Stockholders agreed to indemnify each other against certain civil liabilities under the Securities Act. See "Description of Capital Stock - Registration Agreement" for a more complete description of the Registration Agreement.

         Upon a conversion of the Notes, IFC and Telecapital expect to distribute some or all of the shares of Common Stock received in the conversion to its members or partners who are "accredited investors" (as defined pursuant to Regulation D under the Securities Act) and, if such members or partners are limited liability companies, partnerships or corporations themselves, such shares may be distributed to their respective members, partners or stockholders who are accredited investors. Accredited investors receiving shares of Common Stock in such a distribution may sell such shares pursuant to the Registration Statement as Selling Stockholders.

         The following table lists the name of each Selling Stockholder, the number of shares of Common Stock owned by each Selling Stockholder before this Offering, the number of shares of Common Stock that may be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the Offering if all shares registered hereby are sold. The information below is as of the date of this Prospectus.

                                           NUMBER OF            NUMBER OF SHARES       NUMBER OF SHARES
            NAME OF                       SHARES OWNED          BEING REGISTERED          OWNED AFTER
      SELLING STOCKHOLDER             BEFORE THIS OFFERING         FOR RESALE          THIS OFFERING(1)
      -------------------             --------------------         ----------          ----------------
Independence Funding Company, LLC             0                      914,645                   0
Telecapital, L.P.                             0                      265,576                   0
                                             ---                    --------                  --
TOTAL                                         0                     1,180,221                  0
                                             ===                    =========                 ==

-----------

(1) Assumes all shares held by such Selling Stockholder and registered hereby will be offered and sold.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 150,000,000 shares of Common Stock, par value $0.05 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. As of June 17, 1998, the Company had issued and outstanding 42,893,705 shares of Common Stock and no shares of Preferred Stock. As of such date, there were approximately 2,662 holders of record of the outstanding shares of Common Stock.

         The following summary of the Company's Common Stock and Preferred Stock is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), its Amended and Restated Bylaws (the "Bylaws"), and the Delaware General Corporation Law, as amended (the "DGCL").

COMMON STOCK

         Subject to such preferential rights as may be granted by the Board of Directors in connection with any issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. Since October 1995, the Company has not paid cash dividends. The Board of Directors currently intends to retain all earnings to support anticipated growth in the current operations of the Company and to finance future expansion. The Company's Revolving Loan Agreement and the indentures governing certain of the Company's debt securities restrict the payment of cash dividends unless certain earnings tests are satisfied. Additional restrictions on the payment of cash dividends may be imposed in connection with future issuances of Preferred Stock and indebtedness by the Company. Further declarations and payments of cash dividends, if any, will also be determined in light of then-current conditions, including the Company's earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Upon the liquidation, dissolution or winding up of the Company, after payment of creditors, the remaining net assets of the Company will be distributed pro rata to the holders of Common Stock, subject to any liquidation preference of the holders of additional shares or series of Preferred Stock which may then be outstanding. There are no preemptive rights, conversion rights, or redemption or sinking fund provisions with respect to the shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

         Holders of Common Stock are entitled to one vote per share of Common Stock held of record on all such matters submitted to a vote of the stockholders. With respect to any act or action required of or by the holders of the Common Stock, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the Certificate of Incorporation. The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the Certificate of Incorporation. Holders of the shares of Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any persons to the Board of Directors.

PREFERRED STOCK

         The Board of Directors may, without approval of the Company's stockholders, from time to time, authorize the issuance of Preferred Stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the Board of Directors may determine. The relative rights, preferences and limitations that the Board of Directors has the authority to determine as to any such series of Preferred Stock include, among other things, dividend rates, voting rights, conversion rights, redemption rights and liquidation preferences. Because the Board of Directors has the power to establish the relative rights, preferences and limitations of each series of Preferred Stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of Common Stock. In connection with the Stockholder Rights Plan described below, the Board of Directors has authorized the issuance of 100,000 shares of Series A Preferred Stock. As of June 17, 1998, no shares of Series A Preferred Stock have been issued. Although the Board of Directors has no intention at the present time of doing so, it could cause the issuance of additional shares or series of Preferred Stock that could discourage an acquisition attempt or other transaction that some, or a majority of, the stockholders might believe to be in their best interest or in which the stockholders might receive a premium for their shares of Common Stock over the market price of such shares.

STOCKHOLDER RIGHTS PLAN

         On May 28, 1997, the Board of Directors of the Company declared a dividend of one right to purchase one one-thousandth of a share of Series A Preferred Stock (a "Right") for each outstanding share of Common Stock to the holders of record on June 9, 1997 and authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding prior to the occurrence of certain terminating events. The Rights were issued with a purchase price of $125 per one one-thousandth of a share of Series A Preferred Stock (the "Purchase Price"). Currently, the Rights trade with the shares of Common Stock. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

         The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution upon the occurrence of certain events described in the Rights Agreement. The Rights will separate from the Common Stock upon the earlier of (i) ten (10) business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten (10) business days (or such later date as the Board of Directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning fifteen percent (15%) or more of such outstanding shares of Common Stock. The date the Rights separate is referred to as the "Distribution Date." The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 9, 2007, unless earlier redeemed by the Company as described below. As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates will represent the Rights.

         In the event that (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person (or any associate or affiliate thereof) and its Common Stock remains outstanding and unchanged,
(ii) any person shall acquire beneficial ownership of more than fifteen percent (15%) of the outstanding shares of Common Stock (except pursuant to (A) certain consolidations or mergers involving the Company or sales or transfers of the combined assets, cash flow or earning power of the Company and its subsidiaries or (B) an offer for all outstanding shares of Common Stock at a price and upon terms and conditions which a majority of the Disinterested Directors (as defined below) determines to be in the best interests of the Company and its stockholders), or (iii) there occurs a reclassification of securities, a recapitalization of the Company or any of certain business combinations or other transactions (other than certain consolidations and mergers involving the Company and sales or transfers of the combined assets, cash flow or earning power of the Company and its subsidiaries) involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate share of any class of the outstanding equity securities of the Company or any of its subsidiaries beneficially owned by an Acquiring Person (or any associate or affiliate thereof), each holder of a Right (other than the Acquiring Person and certain related parties) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. However, Rights are not exercisable following the occurrence of any of the events described above until such time as the Rights are no longer redeemable by the Company as described below. Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         In the event that, at any time following the Stock Acquisition Date,
(i) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a consolidation, merger or similar transaction pursuant to which all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) more than 50% of the combined assets, cash flow or earning power of the Company and its subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets, cash flow or earning power by or to subsidiaries of the Company as specified in the Rights Agreement), each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events described in this paragraph and in the preceding paragraph are referred to as "Triggering Events."

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may, without payment of the Purchase Price by the holder, exchange the Rights (other than Rights owned by such person or group, which will become void), in whole or in part, for shares of Common Stock at an exchange ratio of one-half the number of shares of Common Stock (or in certain circumstances Preferred Stock) for which a Right is exercisable immediately prior to the time of the Company's decision to exchange the Rights (subject to adjustment).

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become exercisable. The Company believes, however, that the Rights should neither affect any prospective offeror that is willing to negotiate with the Board of Directors of the Company nor interfere with any merger or other business combination approved by the Board of Directors of the Company. At any time until 10 business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors).

         Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date; provided, that any amendments after the Stock Acquisition Date must be approved by a majority of the Disinterested Directors. The term "Disinterested Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Disinterested Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, inconsistency or defect, to make changes which do not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable; and, provided, that any amendments after the Stock Acquisition Date must be approved by a majority of the Disinterested Directors.

         Copies of the Rights Agreement are also available free of charge from the Rights Agent. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

DELAWARE LAW AND CERTAIN CORPORATE PROVISIONS

         The Company is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either
(i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date on which the person became an "interested stockholder" of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, together with affiliates and associates, at any time within the prior three years did own) 15% or more of the corporation's voting stock and the affiliates and associates of such person. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

         The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the classification of the Board of Directors into three classes, each class serving for staggered three-year terms; (ii) the authority of the Board of Directors to determine the size of the Board of Directors, subject to certain minimums and maximums; (iii) the authority of certain members of the Board of Directors to fill vacancies on the Board of Directors; (iv) a requirement that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or holders of at least one-tenth of all the shares entitled to vote at the meeting; (v) the elimination of stockholder action by written consent; (vi) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (vii) the requirement that the Article in the Certificate of Incorporation creating the staggered board may only be amended by the vote of at least 66 2/3% of the voting securities of the Company; and (viii) a requirement that any business combinations between the Company and a beneficial owner of more than five percent of any class of an equity security of the Company must be approved by the holders of a majority of the Company's securities, excluding those securities held by such beneficial owner, voted at a meeting called for the purpose of approving such business combination.

INDEMNIFICATION AND LIMITED LIABILITY

         The Company's Certificate of Incorporation and Bylaws require the Company to indemnify the directors and officers of the Company to the fullest extent permitted by law. In addition, as permitted by the DGCL, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for such director's breach of duty as a director. This limitation of liability does not relieve directors from liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability under
Section 174 of the DGCL for unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. This provision of the Restated Certificate of Incorporation will limit the remedies available to a stockholder who is dissatisfied with a decision of the Board of Directors protected by this provision, and such stockholder's only remedy in that circumstance may be to bring a suit to prevent the action of the Board of Directors. In many situations, this remedy may not be effective, including instances when stockholders are not aware of a transaction or an event prior to action of the Board of Directors in respect of such transaction or event.

         Subject to certain limitations, the Company's executive officers and directors are insured against losses arising from claims made against them for wrongful acts which they may become obligated to pay or for which the Company may be required to indemnify them.

REGISTRATION AGREEMENT

         In connection with the IFC/Telecapital Acquisition, the Company entered into the Registration Agreement effective June 11, 1998, whereby the Company agreed to register shares of the Common Stock to be issued to IFC and Telecapital. Pursuant to the Registration Agreement, the Company agreed to file this Registration Statement and to use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable. The rights of IFC and Telecapital under the Registration Agreement cease to apply on the earlier of (i) the time when all such shares have been sold by IFC, Telecapital and any accredited investors receiving such shares in a distribution by IFC or Telecapital or by a member or partner of IFC or Telecapital or (ii) the time when all such shares are eligible to be sold (a) pursuant to Rule 144(k) or (b) in a single transaction pursuant to Rule 144. Additionally, the Registration Agreement terminates automatically if the IFC/Telecapital Asset Purchase Agreement is terminated.

OTHER MATTERS

         The Common Stock is quoted as a national market security by the Nasdaq Stock Market, Inc. The Common Stock is identified as such market by the symbol "AMMB." The Bank of New York, New York, New York, is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market in ordinary brokerage transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (iii) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

         In connection with the sale of shares of Common Stock covered hereby, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of the shares of Common Stock covered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Registration Agreement with IFC and Telecapital provides that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         This Offering will terminate on the earlier of (i) the time when all shares offered hereby have been sold by the Selling Stockholders or (ii) the time when all such shares are eligible to be sold (a) pursuant to Rule 144(k) or
(b) in a single transaction pursuant to Rule 144.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by L. Keith Blackwell, General Counsel of the Company. Mr. Blackwell currently owns beneficially 33,295 shares of Common Stock (excluding 12,265 unvested shares allocated under the Company's restricted stock plan) and holds options to purchase 88,275 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               CERTAIN DEFINITIONS

         The following are certain defined terms which may be used in this
Prospectus:

         "AMMB" is the symbol used to trade the Company's Common Stock on the Nasdaq National Market.

         "AMRESCO CAPITAL" means AMRESCO Capital, L.P., a subsidiary of the Company.

         "AMRESCO MEXICO" means AMRESCO Mexico, S.A. de C.V.

         "AMRESCO SERVICES" means a division of AMRESCO Services, L.P., a subsidiary of the Company.

         "BASIS POINT" means one one-hundredth of a percentage point.

         "BUILDERS WAREHOUSE FACILITY" means that certain Loan and Security Agreement between AMRESCO Builders Group, Inc. and Bank United dated September 16, 1997.

         "COMPANY" means, unless otherwise stated in this Prospectus or unless the context otherwise requires, the Company and each of its subsidiaries.

         "CONDUIT PURCHASERS" means investment bankers and other financial intermediaries who purchase or otherwise accumulate pools or portfolios of loans having common features (e.g., real estate mortgages, etc.), with the intent of securitizing such loan assets and selling them to a trust that obtains its funds by selling ownership interests in the trust to public or private investors.

         "CREDIT ENHANCEMENT" means the method by which a seller of asset-backed securities achieves a higher credit rating with respect to such securities than the credit rating of the assets collateralizing such securities. Credit enhancement is often achieved through the use of financial guaranty insurance policies.

         "DUS" means the Delegated Underwriting and Servicing program established by Fannie Mae that permits a DUS approved lender to commit and close loans for multifamily mortgages for resale to Fannie Mae without Fannie Mae's prior approval of such loans.

         "FACE VALUE" means, with respect to any loan or asset portfolio, the aggregate unpaid principal balance of a loan or loans.

         "FANNIE MAE"  means the Federal National Mortgage Association.

         "FREDDIE MAC"  means the Federal Home Loan Mortgage Corporation.

         "HOLLIDAY FENOGLIO FOWLER" means Holliday Fenoglio Fowler, L.P., a subsidiary of the Company.

         "IFC" means Independence Funding Company, LLC, a Texas limited liability company.

         "IFC NOTE" means the Convertible Promissory Note to be delivered by the Company to IFC on the date of the closing of the IFC/Telecapital Acquisition in the principal amount of $28,320,000, convertible into shares of Common Stock as described therein.

         "IFC/TELECAPITAL ACQUISITION" means the acquisition by the Company of substantially all of the assets of IFC and Telecapital and the related assumption of certain liabilities of IFC and Telecapital.

         "IFC/TELECAPITAL ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated June 1, 1998, by and among IFC Telecapital and AMRESCO Independence Funding Inc., AMRESCO Commercial Lending Corp., and AMRESCO, INC.

         "MASTER SERVICER" means an entity which provides administrative services with respect to securitized pools of mortgage-backed securities.

         "NOTES" means the IFC Note and the Telecapital Note.

         "PREFERRED STOCK" means the Company's preferred stock, par value $1.00 per share.

         "PRIMARY SERVICER" means an entity which provides various administrative services with respect to loans such as collecting monthly mortgage payments, maintaining escrow accounts for the payment of taxes and insurance premiums on behalf of borrowers, remitting payments of principal and interest promptly to investors in mortgages or the Master Servicer of a pool and reporting to those investors or the Master Servicer on financial transactions related to such mortgages.

         "PRIOR LOAN AGREEMENT" means the First Amended and Restated Revolving Loan Agreement dated as of April 25, 1996 and as subsequently amended, among the Company, NationsBank of Texas, as Agent, and the banks which are parties thereto from time to time.

         "REVOLVING LOAN AGREEMENT" means the Third Amended and Restated Revolving Loan Agreement dated as of September 30, 1997 and as subsequently amended, among the Company and certain of its subsidiaries, and NationsBank of Texas, N.A., as Agent, Bank One, Texas, N.A., as Co-Agent, and the lenders which are parties thereto from time to time.

         "RULE 144" means Rule 144 promulgated under the Securities Act.

         "SECURITIZATION" and "SECURITIZED" mean a transaction in which loans originated or purchased by an entity are sold to special purpose entities organized for the purpose of issuing asset-backed, mortgage-backed or commercial loan-backed securities.

         "SENIOR NOTES" means the Company's 8.75% Senior Notes, Series 1996-A, due 1999.

         "SENIOR SUBORDINATED NOTES" means the Company's 10% Senior Subordinated Notes due 2003, the Company's 10% Senior Subordinated Notes due 2004 and the Company's 9 7/8% Senior Subordinated Notes due 2005, collectively.

         "SPECIAL SERVICER" means an entity which provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of performing loans and/or mortgages.

         "SUBORDINATED CERTIFICATES" means the unrated and uninsured tranches of collateralized residential or commercial mortgage-backed securities which are included under the caption "Retained Interests in Securitizations Trading" in the Company's consolidated balance sheet.

         "SUB-PRIME LOAN" means a residential mortgage loan to borrowers who do not qualify for conventional loans or whose borrowing needs are not met by traditional residential mortgage lenders. Such borrowers may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history.

         "TELECAPITAL" means Telecapital, L.P., a Delaware limited partnership.

         "TELECAPITAL NOTE" means the Convertible Promissory Note to be delivered by the Company to Telecapital on the date of the closing of the IFC/Telecapital Acquisition in the principal amount of $8,223,000, convertible into shares of Common Stock as described therein.

         "WAREHOUSE" means a type of lending arrangement whereby loans funded or purchased and held for sale are financed by financial institutions or institutional lenders on a short-term basis and secured by the underlying loans.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee.............       $10,849
Nasdaq National Market Listing Fee..............................        17,500
Printing Expenses...............................................         5,000
Accounting Fees and Expenses....................................         5,000
Legal Fees and Expenses.........................................        10,000
Fees of Transfer Agent and Registrar............................        10,000
Miscellaneous Expenses..........................................        10,000
                                                                       -------
   Total........................................................       $68,349
                                                                       =======

         All of the above expenses except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee are estimated. All of such expenses will be borne by the Company.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Restated Certificate of Incorporation, as amended (the "Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify, to the full extent permitted by law, any person against liabilities arising from their service as directors, officers, employees or agents of the Company. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

         Section 145 further provides that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

         The Certificate and the Bylaws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision related to director's liability shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification. Further, if the DGCL shall be repealed or modified, the elimination of liability of a director provided in the Certificate and the Bylaws shall be to the fullest extent permitted by the DGCL as so amended.

         Pursuant to the Registration Agreement with IFC and Telecapital, the Company has agreed to indemnify such Selling Stockholders against certain liabilities, including liabilities under the Securities Act or otherwise. For the undertaking with respect to indemnification, see Item 17 herein.

         The Company maintains insurance for its officers and directors which provides for indemnification of officers and directors. The premiums for such insurance are paid by the Company.

ITEM 16.      EXHIBITS

   EXHIBIT NO.                        EXHIBIT
   -----------                        -------

       2.1*        Asset Purchase Agreement dated June 1, 1998 by and among
                   Independence Funding Company, LLC, Telecapital, L.P. and
                   AMRESCO Independence Funding Inc., AMRESCO Commercial Lending
                   Corp., and AMRESCO, INC.

       4.1 Restated Certificate of Incorporation, filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which exhibit is incorporated herein by reference.

       4.2         Amended and Restated Bylaws effective as of February 25,
                   1997, filed as Exhibit 3(b) to the Company's Annual Report on
                   Form 10-K for the fiscal year ended December 31, 1996, which exhibit is incorporated herein by reference.

       4.3 Third Amended and Restated Revolving Loan Agreement, dated as of September 30, 1997, by and among AMRESCO, INC. and certain of its subsidiaries, and NationsBank of Texas, N.A., as Agent, Bank One, Texas, N.A., as Co-Agent and the lenders which are parties thereto from time to time, filed as Exhibit
                   10(v) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which exhibit is incorporated herein by reference.

       4.4 Specimen Common Stock Certificate, filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 (No.
                   33-63683), which exhibit is incorporated herein by reference.

       4.5*        Form of Registration Agreement, dated effective as of June
                   11, 1998, by and among the Company and Independence Funding
                   Company, LLC and Telecapital, L.P.

       4.6 Rights Agreement, dated as of May 28, 1997, by and between the Company and the Bank of New York, as Rights Agent, filed as Exhibit 4 to the Company's Current Report on Form 8-K dated May 28, 1997, which exhibit is incorporated herein by reference.

       5.1*        Opinion of L. Keith Blackwell, General Counsel of the
                   Company, as to the validity of Common Stock to be offered.

      23.1* Consent of L. Keith Blackwell, contained in the opinion filed as Exhibit 5.1.

      23.2*        Consent of Deloitte & Touche LLP.

      24.1*        Power of Attorney of the Directors and certain Executive
                   Officers of the Company(included on pages II-4 and II-5).

------------
*        Filed herewith.

ITEM 17.      UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 24th day of June, 1998.

                                             AMRESCO, INC.

                                             By: /s/ L. KEITH BLACKWELL
                                                --------------------------------
                                                     L. Keith Blackwell
                                                Senior Vice President, General
                                                    Counsel and Secretary

         Each person whose signature appears below does hereby make, constitute and appoint Robert H. Lutz, Jr., Robert L. Adair III and L. Keith Blackwell and each of them his true and lawful attorney with full power of substitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf and in his capacity or capacities as stated below, any amendment (including post-effective amendments) to the Registration statement with all exhibits thereto, making such changes in the Registration Statement as the Registrant deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 24th day of June, 1998:

           SIGNATURE                                   TITLE
           ---------                                   -----

    /s/ ROBERT H. LUTZ, JR.                    Chairman of the Board and
----------------------------------             Chief Executive Officer
      Robert H. Lutz, Jr.

    /s/ ROBERT L. ADAIR III                    Director, President and
----------------------------------             Chief Operating Officer
      Robert L. Adair III

     /s/ BARRY L. EDWARDS                      Executive Vice President and
----------------------------------             Chief Financial Officer
       Barry L. Edwards                        (Principal Financial Officer)


   /s/ JAMES P. COTTON, JR.                    Director
----------------------------------
     James P. Cotton, Jr.

     /s/ RICHARD L. CRAVEY                     Director
----------------------------------
       Richard L. Cravey

    /s/ GERALD E. EICKHOFF                     Director
----------------------------------
      Gerald E. Eickhoff

     /s/ SIDNEY E. HARRIS                      Director
----------------------------------
       Sidney E. Harris

     /s/ AMY J. JORGENSEN                      Director
----------------------------------
       Amy J. Jorgensen

    /s/ BRUCE W. SCHNITZER                     Director
----------------------------------
      Bruce W. Schnitzer

    /s/ EDWIN A. WAHLEN, JR.                   Director
----------------------------------
      Edwin A. Wahlen, Jr.

    /s/ RONALD B. KIRKLAND                     Vice President and Chief
----------------------------------             Accounting Officer
      Ronald B. Kirkland                       (Principal Accounting Officer)

                                                   EXHIBIT INDEX

                                                                                                   SEQUENTIALLY
                                                                                                     NUMBERED
   EXHIBIT NO.                                       EXHIBIT                                           PAGE
   -----------                                       -------                                       ------------
       2.1*        Asset Purchase Agreement dated June 1, 1998 by and among Independence
                   Funding Company, LLC, Telecapital, L.P. and AMRESCO Independence
                   Funding Inc., AMRESCO Commercial Lending Corp., and AMRESCO,
                   INC.

       4.1 Restated Certificate of Incorporation, filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which exhibit is incorporated herein by reference.

       4.2         Amended and Restated Bylaws effective as of February 25,
                   1997, filed as Exhibit 3(b) to the Company's Annual Report on
                   Form 10-K for the fiscal year ended December 31, 1996, which exhibit is incorporated herein by reference.

       4.3         Third Amended and Restated Revolving Loan Agreement, dated as of
                   September 30, 1997, by and among AMRESCO, INC. and certain of its subsidiaries, and NationsBank of Texas, N.A., as Agent, Bank One, Texas,
                   N.A., as Co-Agent, and the lenders which are parties thereto from time to time, filed as Exhibit 10(v) to the Company's Annual Report on Form 10-K
                   for the fiscal year ended December 31, 1997, which exhibit is incorporated herein by reference.

       4.4 Specimen Common Stock Certificate, filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 (No.
                   33-63683), which exhibit is incorporated herein by reference.

       4.5*        Form of Registration Agreement, dated effective as of June
                   11, 1998, by and among the Company, Independence Funding
                   Company, LLC and Telecapital, L.P.

       4.6 Rights Agreement, dated as of May 28, 1997, by and between the Company and the Bank of New York, as Rights Agent, filed as Exhibit 4 to the Company's Current Report on Form 8-K dated May 28, 1997, which exhibit is incorporated herein by reference.

       5.1*        Opinion of L. Keith Blackwell, General Counsel of the
                   Company, as to the validity of Common Stock to be offered.

      23.1* Consent of L. Keith Blackwell, contained in the opinion filed as Exhibit 5.1.

      23.2*        Consent of Deloitte & Touche LLP.

      24.1*        Power of Attorney of the Directors and certain Executive
                   Officers of the Company (included on pages II-4 and II-5).


------------
*        Filed herewith.